Exhibit 3.a

Articles of Amendment
to
Articles of Incorporation
of

JRSIS HEALTH CARE CORPORATION

(Name of Corporation as currently filed with the Florida Dept. of State)

P13000094777

(Document umber of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of lncorporation:

A. If amending name, enter the new name of the corporation:

________________________________________________________________________________ The new name must be distinguishable and contain the word “corporation, ” “company,“or “incorporated” or the abbreviation “Corp., “ “Inc.,” or Co., ” or the designation “Corp, ” “Inc, ” or “Co”. A professional corporation name must contain the word “chartered,’’ “professional association,” or the abbreviation “P.A.”

B. Enter new principal office address. if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable:
(Malling address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent

(Florida street address)

New Registered Office Address:	_______________________________________	, Florida.___________________
	(City)	(Zip Code)

New Registered Agent’s Signature, if changing Registered Agent:	,

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

Check if applicable

☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, Vas Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe

X Remove	V	Mike Jones

X Add	SV	Sally Smith

Type of Action	Title	Name	Address
(Check One)

1) _ Change

Add

Remove

2) _ Change

Add

Remove

3) _ Change

Add

Remove

4) _ Change

Add

Remove

5) _ Change

Add

Remove

6) _ Change

Add

Remove

E. If amending or adding additional Articles, enter change{s) here:

(Attach additional sheets, if necessary).        (Be specific)

Article IV is hereby amended in its entirety to read as follows:

IV(A) Authorized Shares. The maximum number of shares of stock that this Corporation is authorized to issue shall be one hundred and two million (102,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, $0.0001 par value, and two million (2,000,000) shares of Preferred Stock, $0.0001 par value.

IV(B) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time.

SEE CONTINUATION SHEET

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

(if not applicable, indicate NIA)

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION

OF

JRSIS HEALTH CARE CORPORATION

Article E: Continuation Sheet

IV(C). Reverse Stock Split. At 6:30 P.M. Eastern Time on June 29, 2023, each ten (10) shares of the Corporation’s common stock issued and outstanding shall automatically be combined into one (1) share of the Corporation’s common stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number of shares.

*     *     *     *     *

The date of each amendment(s) adoption ___________________________________________________ if other than the date this document was signed.

Effective date if applicable:  __________________________________________________________________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

Adoption of Amendment(s)                              (CHECK ONE)

☐	The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☒	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by ___________________________________________________________________________,,

(voting group)

Dated. June 26, 2023

Signature	/s/ Zhong Zhuowei

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Zhong Zhuowei
(Typed or printed name of person signing)

President
(Title of person signing)

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